Exhibit 99

                                Press Release

                                    Dated

                              November 15, 2000






















                                Press Release

Today's date: November 15, 2000             Contact: Bill W. Taylor
Release date: Immediately                   Executive Vice President, C.F.O.
                                            (903) 586-9861

            Jacksonville Bancorp, Inc. Announces Annual Earnings

     Jacksonville, Texas, November 15, 2000 - Jacksonville Bancorp, Inc. (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB, reported net income of $3.67 million, or $1.87 per share basic and $1.82 per share diluted, for the fiscal year ended September 30, 2000. This compares to $3.64 million, or $1.65 per share basic and $1.60 per share diluted, for the comparable period ended September 30, 1999.

     Jerry Chancellor, President and C.E.O. said, "While we continued to grow loan and deposit market share during fiscal 2000, our interest rate spread declined primarily because of increased cost of deposits and borrowings. During the fourth quarter we did receive a net refund of approximately $155,000 of previous years' state franchise taxes based on a recent ruling made by the Texas State Controllers Office related to treatment of available-for-sale securities. Earnings per share was also enhanced by the repurchase of 212,500 shares of Company stock."

     At September 30, 2000, assets totaled $301.5 million, up $11.1 million from September 30, 1999. Deposits increased to $220.8 million at September 30, 2000 up from $215.2 million at September 30, 1999, while total liabilities increased from $256.0 million to $267.3 million for the comparable period. Stockholders equity totaled $34.1 million at September 30, 2000 compared to $34.2 million at September 30, 1999.

     Net interest income for the period ended September 30, 2000 was $10.0 million compared to $9.8 million in 1999. Total noninterest income increased to $1.7 million, up $53,000 from the previous year, while noninterest expense increased to $6.2 million from $5.9 million for the comparable period.

     Jacksonville Savings Bank, SSB operates seven full service branches throughout East Texas in addition to its home office in Jacksonville, Texas.